Exhibit 99
FOR IMMEDIATE RELEASE

November 6, 2017

THE EASTERN COMPANY REPORTS EARNINGS OF

 $0.35 PER DILUTED SHARE FOR THE THIRD QUARTER OF 2017 AND

$0.83 PER DILUTED SHARE FOR THE FIRST NINE MONTHS OF 2017

Naugatuck, CT – The Eastern Company (NASDAQ:EML) today announced the results of operations for the third quarter of 2017.  Sales for the quarter were $56.0 million, compared to $33.5 million for the same period in 2016.  Net income for the third quarter of 2017 was $2.2 million, or $0.35 per diluted share, compared to $2.4 million, or $0.38 per diluted share for the same period last year, a decrease of 7 percent.  Sales for the first nine months of 2017 were $150.1 million, compared to $103.5 million for the same period in 2016.  Net income for the first nine months of 2017 was $5.2 million, or $0.83 per diluted share, compared to $5.1 million, or $0.82 per diluted share for the same period last year, an increase of 1 percent.

Mr. Vlak, President and CEO, stated that "The increase in sales in the third quarter of 2017 and the first nine months of 2017 over the same periods in 2016 reflect the acquisition of Velvac, which closed on April 3, 2017. In addition, all three of our business segments grew sales compared to the same period of 2016.  Net income declined in the third quarter of 2017 from the comparable period of 2016 due to an increase in engineering cost of $1.2 million primarily related to the accelerated development of new technology vision products at Road-iQ, a division of Velvac, and gPay at Greenwald Industries.  Road-iQ is a connected vehicle technology that provides both active and passive safety to drivers of RVs, trucks and other specialty vehicles. We expect these new products to be ready for market later in the fourth quarter of 2017. The increase in net income for the first nine months of 2017 over the same period last year reflects the acquisition of Velvac and growth in the majority of our other businesses, partly offset by approximately $2.6 million of one-time charges, or $0.28 per diluted shares net of tax benefit, including a charge of $1.2 million to cost of goods sold related to the impact of purchasing accounting and $0.9 million in transaction related expenses in connection with the acquisition of Velvac, as well as $0.4 million in environmental remediation expenses and $0.2 million in personnel related expenses."

Mr. Vlak added, "Sales in our Industrial Hardware segment in the third quarter of 2017 were $33.0 million, up 117 percent compared to the same period in 2016. The increase was attributable to the acquisition of Velvac as well as an increase in sales of 12 percent over the prior period excluding Velvac.  Velvac's year-over-year sales growth benefited from continued strength in the North American RV and Class 8 truck markets. North American Class 8 truck production increased by 34 percent in the third quarter compared to the third quarter of 2016.  Income before taxes in our Industrial Hardware segment in the third quarter 2017 was $33.0 million, up 15 percent compared to the same period in 2016 primarily as a result of the earnings growth at our Eberhard Manufacturing division, offset by an increase in engineering and new product development expenses."

Mr. Vlak continued, "In our Security Products segment, third quarter 2017 sales were $16.1 million compared to $13.6 million for the same period in 2016, primarily as a result of our investments in our Illinois Lock business in the prior quarters. Segment net income in the third quarter of 2017 was $1.6 million, unchanged compared to the same period last year, primarily as a result of increasing raw material prices. We will seek to offset raw material price increases through price increases and operational efficiencies in the fourth quarter and 2018."

Mr. Vlak said, "In our Metal Products segment, third quarter 2017 sales and net income were $6.9 million and $0.2 million, respectively. Sales were up 50 percent and pretax income was up 100 percent over the same period last year, continuing the segment's recovery from 2016.  This segment continues to benefit from a resurgence in sales to mining customers and diversification to other industrial markets.  Coal mining remains an important end market for this segment." According to the U.S. Energy Information Administration (the "EIA"), coal production for the first nine months of 2017 was 591 million standard tons, 12 percent higher than in the same period in 2016, primarily as a result of higher natural gas prices and increase electricity generation.  The EIA projects coal production will remain flat in 2018."

 "We continue to make progress with our three-part strategy, including optimizing our portfolio, improving execution and building our balance sheet.  We believe that the addition of Velvac strengthens our portfolio, and we continue to look for bolt-on acquisition opportunities that have strong economics and help us build scale in attractive end-markets. In addition, we are investing in new products, sales and marketing capabilities, as well as our operations in our core businesses to drive growth."

The Eastern Company is 159-year old manufacturer of industrial hardware, security products and metal castings. It operates 16 locations in the U.S., Canada, Mexico, Taiwan and China.

Safe Harbor for Forward-Looking Statements

Statements in this document about the Company's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company's reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		NINE Months Ended

	13 wks	13 wks	39 wks	39 wks
	Sept 30, 2017	Oct 1, 2016	Sept 30, 2017	Oct 1, 2016
Net Sales	$56,007,937	$33,478,347	$150,095,975	$103,463,316

Net Income After Tax	$2,230,481	$2,400,064	$5,214,024	$5,135,974

Net Income Per Share:
Basic	$0.36	$0.38	$0.83	$0.82
Diluted	$0.35	$0.38	$0.83	$0.82

Weighted average
shares outstandings:
Basic	6,259,872	6,252,681	6,258,278	6,250,512
Diluted	6,296,551	6,252,681	6,294,957	6,250,512

The Eastern Company
Reconciliation of expenses from GAAP to Non-GAAP financial measurer
For the Three and Nine Months ended September 30, 2017	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017

Net Income as reported per generally accepted accounting principles (GAAP)	$2,230,481	$5,214,024

Earnings Per Share as reported under generally accepted accounting principles (GAAP):
Bacic	$0.36	$0.83
Diluted	$0.35	$0.83

Adjustments for expenses
Charge to cost of goods sold relating to purchase accounting for the Velvac acquition.	$-	$(1,187,668)

Transaction expenses related to the Velvac acquition	$-	$(869,000)

Environmental remediation expense related to the Metal Products Segment	$(90,000)	$(380,000)

Personnel expenses related to the Security Products Segment	$-	$(205,000)
	$(90,000)	$(2,641,668)

Income Taxes	$(28,440)	$(853,259)

Adjustment to Net Income (related to expenses)	$(61,560)	$(1,788,409)

Adjustment to Earnings per share (related to expenses):
Basic	$(0.01)	$(0.29)
Diluted	$(0.01)	$(0.28)

Adjusted Net Income for expenses: (Non-GAAP)	$2,292,041	$7,002,433

Adjusted Earnings Per Share: (Non-GAAP):
Basic	$0.37	$1.12
Diluted	$0.36	$1.11

Use of Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we disclose certain non-GAAP financial measures including adjusted net income and adjusted earnings per diluted share. Adjusted net income and adjusted earnings per diluted share exclude [transaction-related expenses, a charge to costs of good sold as a result of the impact of purchase accounting and environmental remediation costs]. Non-GAAP measures such as adjusted net income and adjusted earnings per diluted share are not in accordance with GAAP.

Management uses adjusted net income and adjusted earnings per diluted share to [evaluate performance period over period, to analyze the underlying trends in our business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources]. Non-GAAP financial measures, including adjusted net income and adjusted earnings per diluted share, should not be considered in isolation from or as a replacement for GAAP financial measures.

We believe that presenting non-GAAP financial measures in addition to GAAP financial measures provides investors greater transparency to the information used by our management for its financial and operational decision-making. We further believe that providing this information better enables our investors to understand our operating performance and to evaluate the methodology used by management to evaluate and measure such performance.